UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2014

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2014, Noble Energy, Inc. (the "Company") entered into a Retention and Confidentiality Agreement (the "Retention Agreement") with Charles D. Davidson, Chairman and Chief Executive Officer of the Company. The Retention Agreement provides for his employment with the Company to continue until May 1, 2015, and in return, Mr. Davidson will receive continued vesting of unvested stock options and shares of restricted stock previously awarded, subject to certain conditions including observance of certain confidentiality, non-competition and non-solicitation covenants.

The original agreement governing Mr. Davidson's previous equity awards provided that all unvested stock options and unvested shares of restricted stock would be forfeited upon termination of his employment with the Company. The Retention Agreement amends those terms to provide that, as long as Mr. Davidson complies with the terms and conditions of the Retention Agreement, any unvested stock options or unvested shares of restricted stock previously granted to Mr. Davidson will not be forfeited upon the termination of his employment and will continue to vest as if he remained employed by the Company until January 31, 2017. If Mr. Davidson terminates employment with the Company before May 1, 2015 (or such earlier date as he and the Company mutually agree) or if he is terminated for cause, the continued vesting will not apply and his unvested equity awards will be forfeited.

A copy of the Retention Agreement has been filed as Exhibit 10.1 to this current report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this current report on Form 8-K:

10.1	Retention and Confidentiality Agreement between Noble Energy, Inc. and Charles D. Davidson, Chairman and Chief Executive Officer, dated August 14, 2014, filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: August 19, 2014	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Associate General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Retention and Confidentiality Agreement between Noble Energy, Inc. and Charles D. Davidson, Chairman and Chief Executive Officer, dated August 14, 2014, filed herewith.